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                                  Exhibit 21.1

                                   NESCO, Inc.

1.    Fuel Recovery Systems, Inc., an Oklahoma Corporation
2.    Lab One Analytical, Inc., an Oklahoma Corporation
3.    THH Alpha, Inc., a North Carolina Corporation
4.    Carolina Drilling Services, Inc., a North Carolina Corporation
5.    Summit Environmental Services, Inc., an Oklahoma Corporation
6.    NESCO Acceptance Corporation, an Oklahoma Corporation
7.    Hopkins Appraisal Services, Inc.
8.    Trust Environmental Services, Inc.
9.    Kentucky Environmental Network, LLC
10.   Atlanta Petroleum Equipment Company, Inc.